UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

November 8, 2006
Date of Report (Date of earliest event reported)

OWENS-ILLINOIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9576	22-2781933
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification Number)

One Michael Owens Way Perrysburg, Ohio (Address of principal executive offices)	43551-2999 (Zip Code)

(567) 336-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2006, the Board of Directors of Owens-Illinois, Inc. (the “Board”) announced that Steven R. McCracken has chosen to resign from his positions as Chairman of the Board and Chief Executive Officer of Owens-Illinois, Inc. (the “Company”) effective November 30, 2006.  The Board also announced that Albert P.L. Stroucken was appointed Chairman of the Board and Chief Executive Officer of the Company, effective December 4, 2006.  The Company’s press release announcing the resignation and appointment was furnished as Exhibit 99.1 to a Form 8-K filed on November 15, 2006.

Subsequent to filing the above referenced Form 8-K and in connection with his resignation, Mr. McCracken entered into a separation agreement with the Company dated as of November 21, 2006.  Pursuant to the terms of the separation agreement, in exchange for a release of claims Mr. McCracken will receive, among other things:

•              a lump sum cash payment equal to $4,500,000;

•              payment of benefits under the Company’s Supplemental Retirement Benefit Plan in a lump sum equal to $3,499,940;

•              a lump sum payment equal to the greater of the full amount of bonus, if any, that Mr. McCracken would otherwise receive for 2006 based on the Company’s performance or $618,750 (which is 11/12ths of the minimum bonus payable under the Company’s bonus plan);

•              payment of his base salary through December 31, 2006; and

•              full vesting in all options, restricted stock and restricted stock units which are unvested as of the effective date of the separation agreement.  In addition, Mr. McCracken’s options were amended to provide that they will remain exercisable pursuant to the terms of the option agreements and the plans pursuant to which they were granted through the original term of the option without regard to Mr. McCracken’s separation from employment.

The separation agreement also contains noncompetition and confidentiality restrictions.  The foregoing description of the separation agreement is not intended to be a complete description of the agreement and is qualified in its entirety by reference to such agreement, attached as Exhibit 10.1 hereto, which is hereby incorporated by reference.

Subsequent to filing the above referenced Form 8-K and in connection with his appointment, Mr. Stroucken entered into a letter agreement dated November 21, 2006 with the Company which, among other things, outlines the terms of his employment with the Company.  Pursuant to the terms of the letter agreement, Mr. Stroucken will enter into an employment agreement with the Company and will be employed by the Company according to the following terms, among others:

•                  base salary of $950,000;

•                  target bonus equal to 150% of base salary, with a guaranteed minimum bonus for 2007 equal to target;

•                  initial grant of options and restricted stock with a fair value of $3 million, 50% of which will be in options and 50% of which is restricted stock; and

•                  in lieu of grants in 2007, a grant of options, restricted stock and restricted stock units with a fair value equal to $3 million at the commencement of employment, 40% of which will be in the form of options, 20% in restricted stock and 40% in restricted stock units.  Options and restricted stock will be granted at commencement of employment, and the restricted stock units will be granted in 2007 at the time the Compensation Committee of the Board makes its normal grants to other employees based on the performance targets set for other employees.

The letter agreement also provides that, upon his first day of employment, Mr. Stroucken will be granted stock and options with a value equal to the $3.75 million in replacement of compensation, equity and benefits which he forfeited by reason of terminating his employment with his current employer.

The foregoing description of the letter agreement is not intended to be a complete description of the agreement and is qualified in its entirety by reference to such agreement, attached as Exhibit 10.2 hereto, which is hereby incorporated by reference.

Charges related to the actions noted above, net of amounts previously accrued, are expected to approximate $15 million. Cash payments, principally in 2006, will be approximately $10 million. The Company expects to record substantially all of the charges as operating expenses in the fourth quarter of 2006.

Item 9.01.                                          Financial Statements and Exhibits

(d)                                                                                  Exhibits.

Exhibit No.	Description
10.1	Separation Agreement between the Company and Steven R. McCracken
10.2	Letter Agreement between the Company and Albert P.L. Stroucken

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS-ILLINOIS, INC.

Date: November 28, 2006	By:	/s/ Edward C. White
	Name:	Edward C. White
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement between the Company and Steven R. McCracken
10.2	Letter Agreement between the Company and Albert P.L. Stroucken